Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2012 Employee Stock Purchase Plan, as amended, of Hologic, Inc. of our reports dated November 19, 2015, with respect to the consolidated financial statements of Hologic, Inc. and the effectiveness of internal control over financial reporting of Hologic, Inc. included in its Annual Report (Form 10-K) for the year ended September 26, 2015, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
April 27, 2016
Boston, Massachusetts